Maximum Dynamics, Inc. Signs LOI to Acquire Maseco Systems Integrators

For Immediate Release

COLORADO SPRINGS, Colo., October 14, 2003 - Maximum Dynamics, Inc. (OTCBB:
MXDY), a financial services company that supports the financial community with back office fund administration and client side support, announced today that it has signed a letter of intent to acquire a 40% stake of Maseco Systems Integrators (Pty), Ltd., a South African proprietary limited company. After the transaction is complete, Maseco will be considered a significant subsidiary of Maximum, resulting in consolidated reporting of financials. Terms of the deal have been reached and will be announced upon completion of the transaction.

Maseco is a technology integration and infrastructure support company with strong IT solutions, ERP implementation projects and systems integration capabilities.

The acquisition of Maseco provides Maximum with the infrastructure it needs to support its back office services and especially the anticipated rapid growth of its newly acquired subsidiary Unilogic Solutions. With 100 employees and room for growth, Maseco can support installation, integration and technology support services that Unilogic will need to service the contracts it has pending.

In the Western Cape region of South Africa, Maseco rolled its operations into a joint venture with Bytes Technology Networks in April 2002. Maseco, who has a 66.67% stake in the joint venture, and Bytes (JSE:BTG), who holds the remaining 33.33%, combined to form Maseco Bytes IT Solutions. Maseco Bytes generated revenues of 60.8 million South African Rand (US$1 = 6.89 Rand on 10/05/2003), EBITDA of 1.068 million Rand and had assets of 19.8 million Rand in fiscal year 2003 (through February 2003).

Maximum and Maseco were originally in discussions regarding a strategic relationship wherein Maseco would provide the infrastructure and technology support for the operations of both Maximum and Unilogic. When the operational planning for this started, management of the companies realized that an acquisition could create a front to back offering wherein one group could capture all revenue from sales, integration and support of technology solutions.

"We quickly realized that there are such tremendous synergies that this acquisition absolutely made sense," said Eric Majors, CEO of Maximum Dynamics, Inc. "Maseco has strong economic empowerment initiatives that make it one of the most respected IT firms in South Africa. As such, it has inroads with large corporations and government entities to which it has been providing primarily integration and support services. When we started reviewing Unilogic's products that Maseco was going to be supporting, their eyes lit up. They immediately started naming customers they had that really need these types of solutions. In fact, the Unilogic and Maseco team have already been met with favorable reviews after giving a presentation of some of Unilogic's products to Ports Authority of Cape Town, NPA, (a subdivision of the parastatal, Transnet) which is evidence of how well we compliment each other."

Being one of the premier empowerment companies in the IT industry, Maseco typically makes the short list on requests for proposals for corporate and government contracts due to its support and implementation of empowerment initiatives mandated by the government in South Africa.

"The planned acquisition is a natural extension of the cooperation between Maseco and the Maximum Dynamics group that has developed over the last months" said Motsamai Nduna, Co-Founder of Maseco and Executive Director of Maseco Bytes


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"We have built a strong IT service company focused on consulting and managed services in the South African market. Extending our services to the European and American market via the Internet is a logical next step. The partnership provides an ideal platform for this and adds access to cutting edge in-house products, which all in all will help us secure continued strong growth"

Majors added, "With these products and the kind of projects we will need Maseco to support, Unilogic's management team believes Maseco's revenues could double next year. There are some other products we are working on getting to market, which when added to the current business flow would make for a very nice story. So, we are thrilled that we have all come together to create what I believe is a rather formidable group. I think we are now finally prepared to fully accommodate any of the large customers to which we have made presentations."

The transaction is expected to close within two months, pending due diligence reviews by both companies. Operations of Maseco and Maseco Bytes will continue to operate from Cape Town, South Africa.

ABOUT MAXIMUM DYNAMICS, INC.
Maximum Dynamics offers back office administration services using its flagship software Datalus, a web-based software solution. By using the company's service, customers can now have access to a program that provides a cost effective way to manage and administrate critical records and data while maintaining the strictest security and control. Management believes that its services offers customers lower overhead, automated computation and payment delivery systems, transaction tracking and security/control.

For more information about Maximum, visit the company's website at http://www.maximumdynamics.com.

ABOUT MASECO SYSTEMS INTEGRATORS (PTY), LTD.
Headquartered in Cape Town, South Africa, Maseco provides total IT solutions from initial planning and product selection to final installation and user set-up. Maseco's services focus on PC-based networking and communications, software development and maintenance, website design and development, mainframe application systems development and maintenance, and mobile systems and communications.

For more information about Maseco, visit the company's website at http://www.maseco.co.za/.

ABOUT MASECOBYTES (PTY), LTD.
Headquartered in Cape Town, South Africa, is wholly owned subsidiary of Maseco Systems Integrators with Bytes IT Solutions holding another substantial portion of equity. The two companies partnered in order to leverage their synergies.

For more information about MasecoBytes, visit the website at:
http://www.itweb.co.za/office/bytes/0207100809.htm
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This press release may contain forward-looking information within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. Maximum Dynamics assumes no obligation to update the information contained in this press release. Maximum Dynamics' future results may be affected by its ability to continue to implement its hedge fund administration services, its newly acquired Internet marketing capabilities, its dependence on procuring highly competitive hedge fund administration contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire.


CONTACT:  Joshua Wolcott
Maximum Dynamics, Inc.
Tel:  303-733-3484




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